Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 23, 2021

Quarterly Distribution Report No. 226

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on June 22, 2021.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the first quarter of 2021 (the “Q1 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q1 Distribution Period (the “Contingent Portion Payment”).

The Trust received $240,626 ($.8664 per Trust Unit) for the Contingent Portion Payment attributable to the Q1 Distribution Period, as compared to $229,717 ($.8272 per Trust Unit) for the payment attributable to the first quarter of 2020.

After receiving the Contingent Portion Payment, the Trust paid $83,127 to third parties in connection with invoices rendered to the Trust, leaving a balance of $157,499 ($.5671 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on June 22, 2021.

During the twelve month period ended June 30, 2021, the Trust’s aggregate distributions will amount to $803,692 ($2.8940 per Trust Unit), as compared to $920,392 ($3.3142 per Trust Unit) during the twelve month period ended June 30, 2020.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2021 and June 30, 2020 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2021		Per Unit*

Gross royalty income collected by EMI for the period	$864,826

Less: Related royalty expense	363,465
Amount deducted by EMI	258,896
Adjustment for copyright renewals, etc.	1,839
Foreign Tax Credits Received

	624,200

Balance as reported by EMI	$240,626

Payments received by Trust	$240,626		$.8664
Royalty audit settlement with EMI

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	83,127		.2993

Balance available for distribution	$157,499		$.5671

Distribution per Unit*		$.5671

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended June 30, 2020		Per Unit*	Twelve Months Ended June 30, 2021		Per Unit	Twelve Months Ended June 30, 2020		Per Unit

$810,982			$3,187,035			$3,468,315

330,631			1,166,625			1,246,225
240,149			949,606			1,043,434
10,485			45,290			66,394
			(23,984)

581,265			2,137,537			2,356,053

$229,717			$1,049,498			$1,112,262

$229,717		$.8272	$1,049,498		$3.7791	$1,112,262		$4.0051

78,187		.2815	245,806		.8851	191,870		.6909

$151,530		$.5457	$803,692		$2.8940	$920,392		$3.3142

	$.5457			$2.8940			$3.3142